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EXHIBIT 1A-6-8

MATERIAL CONTRACTS

CARISAM DISTRIBUTION AGREEMENT

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NOTE: THIS EXHIBIT CONTAINS REDACTIONS FOR CERTAIN IDENTIFIED INFORMATION EXCLUDED THAT IS NOT MATERIAL IN THE COMPANY’S OPINION AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

1.CARISAM DISTRIBUTOR AGREEMENT

This agreement (this "Agreement"), dated as of November 30, 2023 is by and between Carisam-Samuel Meisel having an address at 10900 NW 27th Street Doral, FL 33172 ("Distributor") and Armed Forces Brewing Company, having an address at 211 W 24th Street, Norfolk VA 23517, ("Supplier").

WHEREAS, Supplier wishes to appoint Distributor as its exclusive distributor in the Territory for its Products, each as defined below, and Distributor wishes to accept such appointment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

1.Appointment. Supplier hereby appoints Distributor as the exclusive distributor of all products owned or represented by Supplier or its subsidiaries to Global Cruise Line Vessels, Diplomatic Embassies, and Cargo Ships (the "Territory"). Distributor shall use its reasonable commercial efforts to sell the product(s) in the Territory, which shall be defined as Customs Bonded Warehouses utilized by Distributor, Diplomatic Embassies, as well as Global Cruise Line Vessels and Cargo Ships (collectively "Ships") docked in the Ports of Los Angeles, CA; Washington, DC, Miami, FL; Baltimore, MD; Philadelphia, PA; and Blaine, WA, and destined for international waters and locations outside the Customs territory of the United States and the jurisdiction of any U.S. State. Distributor agrees and acknowledges that sales to parties other than Diplomatic Embassies and Ships docked in the Territory are illegal and will also violate the obligations of Supplier to Supplier's licensed distributors with territory assignments adjacent to the Territory and the rights of such licensed distributors. Distributor accepts the appointment and agrees to work with Supplier to maximize sales to Distributor's customers. The parties shall establish an annual business plan and shall meet at the request of either party to update and discuss progress on the plan. Distributor shall permit Supplier's representatives to participate in sales calls, conference calls, or meetings with Distributor's customers during the Term.

2.Supply & Purchase of Products: Pricing We agree that (i) Distributor will purchase products direct from Supplier for a delivered price per Case (CIF Distributor's Carisam Miami, Baltimore, District of Columbia, Los Angeles, Philadelphia, or Blaine Warehouses) for all assigned products (as defined below). (ii) Supplier will inform Distributor of future price increases no later than May 3lst for an effective date of November 1st and will remain as such for the sequential twelve months thereafter. The following prices for the Products are effective on November 30, 2023:

2.Product Bottle SizeCase PackFOB Miami Case Price

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3.Term; Termination.

(a)Subject to earlier termination by Supplier upon the payment of the Termination Fee or for Cause (each as defined below), the term of this Agreement shall commence on the date hereof and shall continue for five years from the date hereof (as such may be extended as provided herein, the "Term"). Unless either party has given the other written notice within 60 days prior to the end of the then current Term, this Agreement shall automatically extend for additional five year periods.

(b)As used herein, "Cause" shall mean and include only the following events: (i) the filing of any bankruptcy proceeding by or against Distributor; (ii) the execution by Distributor of an assignment for benefit of creditors; (iii) loss or suspension of Distributor's state or federal licenses to sell alcoholic beverages which has a material adverse effect on Distributor's ability to perform its obligations hereunder, (iv) a change in law or decision by any federal or state regulatory agency with jurisdiction over Distributor or Supplier that has the effect of prohibiting the business transactions contemplated in this Agreement; and (v) failure by Distributor to achieve eighty percent (80%) of mutually agreed upon annual goals for two (2) consecutive calendar years; provided, however, that: (x) if, notwithstanding such failure, the percentage growth of Supplier depletions in the Territory for the Products for any such calendar year is at least eighty percent (80%) of the percentage growth in Supplier depletions for the Products nationally (excluding the Territory) for such fiscal year, such failure shall be excused for that fiscal year, and (y) Supplier must give Distributor written notice of Distributor's failure to meet the above standards during a calendar year by March 31st  of the following year.

(c)If this Agreement is terminated for any reason, Supplier shall repurchase the remaining saleable inventory of Products from Distributor, at Distributor's laid in cost thereof, within thirty days from the date of termination ("Termination Fee").

(d)If this Agreement is terminated with respect to one or more Products, then (i) Supplier shall repurchase the inventory of such Products, and (ii) this Agreement shall remain in full force and effect with respect to the remaining Products of Supplier.

3.Exclusivity. Supplier agrees that, during the Term, Distributor shall be the exclusive distributor of the Products in the Territory. Supplier will not sell or ship the Products, directly or indirectly through a third party, to any other person or entity in the Territory. If a party becomes aware of unauthorized sales or allegations of improper transfers of the Products in violation of this Section 3, that party shall immediately provide notice to the other party, and the parties shall work in good faith to stop such unauthorized sales. Distributor agrees and acknowledges that authorized sales of the Products to Diplomatic Embassies and Ships may occur outside the Territory and that such sales are not subject to this Section 3.

4.Indemnification. Supplier and Distributor each agree to defend, indemnify and hold the other harmless from and against any and all losses, claims, suits, damages and judgments whatsoever, including attorney's fees, arising out of or related to any breach of their respective obligations under this Agreement.

5.Miscellaneous.

(a)Supplier represents and warrants to Distributor that Supplier is the sole owner of all of the Products, and that it has the exclusive control over the distribution of the Products and the appointment of Distributor. In the event that the foregoing representation is false and Distributor is terminated for any reason other than for Cause, including Supplier's loss of the rights to represent the Products, Supplier agrees that it shall pay Distributor the Termination Fee m accordance with the provisions of this Agreement.

(b)Distributor represents and warrants to Supplier that Distributor possesses all U.S. federal and state licenses and authorizations to engage in the storage and resale of alcohol beverages to ships located in the

Territory and that Distributor shall take commercially reasonable measures to store and handle the Products in a manner that protects the quality and integrity of the Products and packaging.

(c)Neither Distributor nor Supplier shall sell, transfer or otherwise convey its rights to any of the Products to a third party unless such third party assumes in writing the obligations hereunder with respect to such Products.

(d)This Agreement shall be governed by and construed and interpreted in accordance with the laws of Florida or the State in the Territory where a dispute arises without regard to the principles of choice or conflicts of law thereof. For avoidance of doubt, this Agreement is limited to sales in the Territory, which occur outside the Customs territory of the United States and the jurisdiction of any state alcohol beverage control laws and agencies.

(e)This Agreement contains the entire agreement of the parties with respect to the sale, delivery, and resale of the Products and supersedes all prior understandings, negotiations, and commitments of any nature whatsoever. No amendment or modification of this Agreement shall be binding upon either of the parties hereto unless made in writing and signed by duly authorized officers of both parties.

(f)If any provision or condition of this Agreement is held invalid or unenforceable, the rest of the Agreement shall remain in full force and effect.

(g)This Agreement is a contract for the sale of goods between the parties. The parties are independent businesses and agree that this Agreement does not constitute or create a franchise (including any distributor rights under state beer franchise laws), partnership, joint venture, or any other type of business relationship other than a buyer and seller of goods.

(h)This Agreement may be executed in separate counterparts and transmitted electronically between the parties. Such counterparts taken together shall constitute one and the same document.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Carisam Samuel Meisel Inc.

By: ______________________________

Name: Kevin Borrosso

Title: CEO

Armed Forces Brewing Company, Inc. (Supplier)

By: Alan Beal

Name: Alan Beal

Title: CEO